Exhibit 10.3

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.
SEVERANCE POLICY FOR SENIOR MANAGEMENT

(As Amended and Restated Effective January 1, 2005)

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.
SEVERANCE POLICY FOR SENIOR MANAGEMENT

SECTION 1                          ESTABLISHMENT AND PURPOSE OF THE PLAN

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. (hereinafter “FSA”) has adopted the FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. SEVERANCE POLICY FOR SENIOR MANAGEMENT (hereinafter the “Plan”), for the benefit of the Senior Management (as hereinafter defined) of FSA and its current direct and indirect wholly-owned subsidiaries that have been designated by it as participating employers under the Plan (collectively referred to herein as the “Company”), as described herein. The Plan was adopted effective as of February 8, 1995, and was amended and restated effective March 13, 2000, May 17, 2001, November 13, 2003 and September 9, 2004. The Plan is hereby amended and restated, as set forth in this Plan document, effective as of January 1, 2005, to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to avoid taxation under Code Section 409A(a)(1). The Plan is an unfunded welfare benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (hereinafter “ERISA”) and a severance pay plan within the meaning of the United States Department of Labor regulations section 2510.3-2(b). The purpose of the Plan is to provide an eligible employee whose employment terminates as described in Section 2 with Severance Pay and Severance Benefits for a specified period of time.

SECTION 2                          ELIGIBLE EMPLOYEES

Members of Senior Management who have been employed with the Company for at least one (1) year and whose employment is (i) terminated by the Company for any reason other than for cause or (ii) constructively terminated, are eligible to participate in the Plan and shall be considered “eligible employees” under the Plan. “Senior Management” means, and shall be limited to, the permanent members of the Management Committee of the Company on the effective date of the Plan and any person who shall hereafter be designated as eligible to participate in the Plan by written notice thereof, signed by the President of the Company and expressly stating that such person is a member of “Senior Management” for purposes of the Plan. The permanent members of the Management Committee of the Company on the effective date of the Plan, as amended and restated, are (a) the Chief Executive Officer of the Company, (b) the Chief Operating Officer of the Company, (c) the General Counsel of the Company, (d) the Chief Financial Officer of the Company, and (e) the Chief Risk Management Officer of Financial Security Assurance Inc. Termination “for cause” means termination for unethical practices, illegal conduct or gross insubordination, but specifically excludes termination as a result of substandard performance. “Constructive termination” of employment occurs if an eligible employee’s compensation opportunity is significantly reduced out of line with Company results, or if there is a material reduction in responsibilities, such that the employee’s termination of employment is an involuntary under Code Section 409A. The determination as to whether an employee has been (i) terminated for cause, or (ii) constructively terminated, will be made by the Plan Administrator, in its sole discretion, consistent with the requirements of Code Section 409A to avoid taxation under Code Section 409A(a)(1).

An otherwise eligible employee shall not be eligible for Severance Pay and Severance Benefits under the Plan if:

(a)                                  the eligible employee’s employment with the Company terminates by reason of death or disability;

(b)                                 the eligible employee’s employment with the Company terminates through retirement, voluntary resignation, job abandonment or failure to report for work;

(c)                                  the eligible employee’s employment with the Company is involuntarily terminated after the eligible employee refuses a transfer to a new position at the same geographical location of the Company, and such transfer does not constitute a constructive termination;

(d)                                 the eligible employee is employed in a Company operation or facility substantially all of the assets of which are sold and the eligible employee is offered a comparable position, as determined by the Plan Administrator, with the purchaser;

(e)                                  the eligible employee fails or refuses to continue in the employment of the Company until the end of the notice period provided for in the notice of termination described in Section 3 below (absent constructive termination during such notice period); or

(f)                                    the Plan is terminated.

SECTION 3                          SEVERANCE PAY AND SEVERANCE BENEFITS

In exchange for providing the Plan Administrator a valid Waiver and Release Agreement in a form acceptable to the Company, an eligible employee shall be eligible to receive Severance Pay and Severance Benefits in accordance with the paragraphs set forth below. The consideration for the voluntary Waiver and Release Agreement shall be the Severance Pay and the Severance Benefits that the eligible employee would not otherwise be eligible to receive.

(a)                                  Severance Pay. An eligible employee shall be eligible to receive Severance Pay in accordance with the following:

(1)                                                       Chief Executive Officer and Chief Operating Officer:  Each eligible employee who served as the Chief Executive Officer or the Chief Operating Officer of the Company shall be eligible to receive eighteen (18) months of pay.

(2)                                                       Permanent Members of Management Committee:  Each eligible employee who served as a permanent member of the Management Committee of the Company (and who did not serve as the Chief Executive

Officer or the Chief Operating Officer of the Company) shall be eligible to receive twelve (12) months of pay.

For purposes of determining the amount of Severance Pay to which an eligible employee is entitled, “months of pay” (a) shall be determined on the basis of (a) the eligible employee’s monthly salary on his or her separation date and (b) shall include the eligible employee’s most recent bonus (or three year average, if higher), with one-twelfth (1/12th) of such bonus amount being allocated to each month of pay. An eligible employee’s base salary and bonus shall include amounts deferred under the Financial Security Assurance Holdings Ltd. Deferred Compensation Plan and the Financial Security Assurance Inc. Cash or Deferred Plan, and amounts allocated to the Financial Security Assurance Flex Plan. For this purpose, “bonus” shall also include any amounts converted into an equity bonus under the Financial Security Assurance Holdings Ltd. 1993 Equity Participation Plan. For all purposes of the Plan, the term “separation date” shall mean the date on which the eligible employee has a separation from service pursuant to Code Section 409A. In the event an eligible employee receives formal written notice of a future termination of employment and employment is not terminated until the date provided in such notice, then the Plan Administrator may, in its discretion, reduce the period of Severance Pay by the length of the notice period, in an amount of up to one-third (1/3) of the severance period. For purposes of the Plan, “severance period” shall mean the period of time over which an eligible employee is to receive Severance Pay pursuant to this Section 3.

(b)                                 Severance Benefits.

(1)                                  Continuation of Hospital, Medical, Dental, Prescription Drug and Vision Coverages. An eligible employee may elect continuation of his or her Company sponsored hospital, medical, dental, prescription drug and vision benefits (“health benefits”) under COBRA, as defined in Code Section 4980B(f)(2) (“COBRA coverage”) for a period of up to eighteen (18) months following the separation date. The eligible employee shall pay the same premium paid by active employees for their Company sponsored health benefits and the Company shall pay the remaining portion of the premium during the severance period. The COBRA coverage provided at this reduced cost shall continue until the end of the month for which the eligible employee is permitted to pay the same premium paid by similarly situated active employees for their Company sponsored health benefits. After the end of the severance period, the eligible employee may elect to continue his or her health benefits under COBRA for up to the remainder of the eighteen (18) months; however, the eligible employee must pay the full premium for such coverage plus a two percent (2%) administrative charge, or 102% of the total premium cost. If the eligible employee dies prior to the end of the period of time that he or she would have received his or her Severance Benefits, and if the eligible employee’s spouse and/or dependents are entitled to continued COBRA coverage, the Company shall pay the entire cost of such coverage for the remainder of the severance period. Thereafter, the spouse and/or dependents may elect to continue COBRA coverage; however they must pay the full premium cost for such coverage plus a two percent (2%) administrative charge.

(2)                                  Life Insurance Benefits. An eligible employee may elect to continue coverage under the Financial Security Assurance Inc. Life and AD & D Insurance Plan on the same basis as similarly situated active employees during the severance period to the extent, if any, that the insurance carrier will so allow; provided, however, that the eligible employee shall pay the full premium for such coverage.

(3)                                  Disability Insurance Coverage. Coverage under Company sponsored disability insurance shall continue on the same basis as for similarly situated active employees during the severance period to the extent, if any, that the insurance carrier will so allow.

(4)                                  Company Prepayment of Premiums. Within thirty days following an eligible employee’s separation date, the Company shall pay to the eligible employee an amount equal to 100% of the monthly premium for coverage that will be provided pursuant to Sections 3(b)(2) multiplied by the number of months in the severance period.

(c)                                  Gross-Up Payments by the Company.

(1)                              Gross-Up Payments. Anything in the Plan to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of an eligible employee (whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise) (a “Payment”) would be subject to the excise tax imposed by Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or that any interest or penalties are incurred by an eligible employee with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the “Excise Tax”), then the eligible employee shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that after payment by the eligible employee of all taxes (including any interest or penalties imposed with respect to such taxes and Excise Tax) imposed upon the Gross-Up Payment, the eligible employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(2)                              Determination of Gross-Up Payments. Notwithstanding the provisions of Section 10, all determinations required to be made under this Section 3(c), including whether and when the Gross-Up Payment is required and the amount of such Gross-Up Payment including any determination of the parachute payments under Code Section 280G(b)(2), and the assumptions to be utilized in arriving at such determinations shall be made by a nationally recognized certified public accounting firm that is mutually selected by the eligible employee and the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the eligible employee within 15 business days of the receipt of notice from the eligible employee that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment shall be paid by the Company to the eligible employee within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the eligible employee. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the  Gross-Up Payment made will have been an amount less than the Company should have paid pursuant to this Section 3(c) (the “Underpayment”). In the event that the eligible employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment and any such Underpayment shall be promptly paid by the Company to or for the benefit of the eligible employee.

The Plan Administrator, acting in its sole discretion may, in writing, enhance the amount of Severance Pay and/or Severance Benefits that an eligible employee is eligible to receive over the amount of Severance Pay and Severance Benefits described above and/or make available to the eligible employee other forms of Severance Benefits; provided, however, that such enhancement shall not extend the severance period over which benefits are paid.

SECTION 4                          OFFSET

Severance Pay and Severance Benefits provided under the Plan shall be offset by any severance pay or severance benefits provided to an eligible employee under an authorized written employment agreement containing a severance provision, an authorized written severance agreement, any other group reorganization/restructuring benefit plan or program sponsored by the Company or any severance benefit mandated by law. By accepting Severance Pay and Severance Benefits under the Plan, an eligible participant waives all rights to receive benefits under the Financial Security Assurance Holdings Ltd. Severance Policy. In the event an eligible employee who is receiving Severance Pay and Severance Benefits under the Plan is employed in any respect (including as a consultant or self-employed) during the severance period, due and unpaid Severance Pay shall be offset by an amount equal to fifty percent (50%) of the compensation received by the eligible employee from the new employment during the severance period, and, if employed with another employer, Severance Benefits shall cease. The eligible employee shall be obligated to refund any amounts paid by the Company as Severance Pay that exceed the amount of Severance Pay payable to the eligible employee hereunder giving effect to the offset referred to in the preceding sentence. An eligible employee shall, as a condition of receiving Severance Pay and Severance Benefits under the Plan, undertake to provide to the Company prompt notice of the commencement of any new employment of such eligible employee during the severance period.

SECTION 5                          PAYMENT OF SEVERANCE PAY

Severance Pay that becomes payable shall be paid in substantially equal installments in accordance with the Company’s regular payroll payment schedule commencing with the first regular payroll payment date occurring after expiration of the seven (7) day period during which an eligible employee may revoke his or her Waiver and Release Agreement (as explained more fully below under the Section entitled “WAIVER AND RELEASE AGREEMENT”); provided, however, that any Severance Pay payable during the six months following an eligible employee’s separation date shall be accumulated and paid to the eligible employee on the first date of the seventh month following his separation date, except to the extent that any such payment would otherwise be a short-term deferral under I.R.S. Notice 2005-1, Q&A 4, or any subsequent binding guidance or final regulation under Code Section 409A, in which case such payment shall be made at its regularly scheduled time to the extent permitted under Code Section 409A to avoid taxation under Code Section 409A(a)(1). All legally required taxes and any sums owing to the Company shall be deducted from Severance Pay payments.

SECTION 6                          REINSTATEMENT

In the event that an eligible employee who is receiving Severance Pay or Severance Benefits is permanently reemployed by the Company, the payment of Severance Pay and the availability of Severance Benefits under the Plan shall cease as of the date his or her reemployment begins.

SECTION 7                          WAIVER AND RELEASE AGREEMENT

In order to receive Severance Pay and Severance Benefits, an eligible employee must submit a signed Waiver and Release Agreement form to the Plan Administrator no later than twenty-one (21) days after his or her separation date. If the termination of the eligible employee is part of a group termination, the signed Waiver and Release Agreement must be submitted to the Plan Administrator no later than forty-five (45) days after his or her separation date. Attached to the Waiver and Release Agreement, if required by law, as Attachment I will be a list of job titles and ages of employees of the Company who are eligible for the Plan,  and as Attachment II will be a list of the ages of employees of the Company who are not eligible for the Plan. An eligible employee may revoke his or her signed Waiver and Release Agreement within seven (7) days of his or her signing the Waiver and Release Agreement. A revocation by an eligible employee must be made in writing and must be received by the Plan Administrator within such seven (7) day period. An eligible employee who timely revokes his or her Waiver and Release Agreement shall not be eligible to receive any Severance Pay and Severance Benefits under the Plan. An eligible employee who timely submits a signed Waiver and Release Agreement form and who does not exercise his or her right of revocation shall be eligible to receive Severance Pay and Severance Benefits. Eligible employees shall be encouraged to contact their personal attorney to review the Waiver and Release Agreement form if they so desire.

SECTION 8                          PLAN ADMINISTRATION

FSA shall serve as the “Plan Administrator” of the Plan and a “named fiduciary” within the meaning of such terms as defined in ERISA. The Plan Administrator shall have the discretionary authority to determine eligibility for Plan benefits and to construe the terms of the Plan, including the making of factual determinations. The Plan Administrator shall have the discretionary authority to determine eligibility for, and the amount of, Plan benefits and to construe the terms of the Plan, including making any factual determinations. The decisions and constructions of the Plan Administrator shall be final, binding, and conclusive as to all parties, unless found by a court of competent jurisdiction to be arbitrary and capricious. The Plan Administrator may delegate to other persons responsibilities for performing certain of the duties of the Plan Administrator under the terms of the Plan and may seek such expert advice as the Plan Administrator deems reasonably necessary with respect to the Plan. The Plan Administrator shall be entitled to rely upon the information and advice furnished by such delegatees and experts, unless actually knowing such information and advice to be inaccurate or unlawful. The Plan Administrator shall establish and maintain a reasonable claims procedure, including a procedure for appeal of denied claims. In no event shall an eligible employee or any other person be entitled to challenge a decision of the Plan Administrator in court or in any other administrative proceeding unless and until the claim and appeals procedures established under the Plan have been complied with and exhausted.

SECTION 9                          AMENDMENT/TERMINATION/VESTING

The Company may terminate or amend the Plan at any time and from time to time, for any reason or no reason; provided, however, that any such termination or amendment of the Plan that is adverse to the interest of any eligible employee under the Plan shall be effective only (i) as to any eligible employee first becoming an employee after the date of such amendment or termination or (ii) as to any other employee, on or after December 31, 2004. Any amendment or termination of the Plan shall be adopted by the Board of Directors of FSA and executed by an authorized officer of FSA. In no event will the termination of the Plan reduce Severance Pay and Severance Benefits previously granted to an eligible employee under the Plan.

SECTION 10                        PAY AND OTHER BENEFITS

An eligible employee’s participation in all of the Company’s employee pension benefit plans and employee welfare plans in which he or she is enrolled as of his or her separation date shall cease as of his or her separation date, except as provided above with respect to COBRA coverage and life and disability insurance benefits. All pay and other benefits, including unreimbursed valid business expenses and accrued but unpaid salary (but excluding Plan benefits), payable to an eligible employee upon his or her separation date shall be paid in accordance with the terms of those established policies, plans and procedures. An eligible employee who is participating in the Plan shall not be eligible for any other type of severance benefits under any other severance pay plan, program or policy of the Company. Eligible employees shall receive payment for unused vacation days on the first payroll date following the eligible employee’s termination of employment. Such payment shall be equal to one twentieth (1/20th) of one month of Severance Pay for every vacation day and shall be paid in a single lump sum payment. Such payment shall not reduce the amount of Severance Pay otherwise payable to the eligible employee under the Plan. For purposes of the foregoing,

(a)                                  total vacation days for any eligible employee in respect of any calendar year shall equal the sum of:

(1)                                  carryover vacation days to which the eligible employee is entitled in accordance with Company policy from the year prior to the year in which the eligible employee’s separation date occurred; and

(2)                                  the product (rounded up to the nearest whole number) of:

(A)                           the annual number of vacation days to which the eligible employee is entitled in accordance with Company policy; and

(B)                             a fraction,

(i)                                    the numerator of which is the number of days of the year which have elapsed from the January 1 of the year in which the eligible employee’s separation date occurs through and including the eligible employee’s separation date, and

(ii)                                 the denominator of which is three hundred and sixty-five (365); and

(b)                                 unused vacation days for any eligible employee in respect of any calendar year will equal total vacation days in respect of such year determined in accordance with subsection (a) above, less vacation days used in such year.

SECTION 11                        NO ASSIGNMENT

Severance Pay or Severance Benefits payable under the Plan shall not be subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution, encumbrance, levy, lien, or charge, and any attempt to cause such Severance Pay or Severance Benefits to be so subjected shall not be recognized, except to the extent required by law.

SECTION 12                        RECOVERY OF PAYMENTS MADE BY MISTAKE

An eligible employee shall be required to return to the Company any Severance Pay or Severance Benefits, or portion thereof, made by a mistake of fact or law.

SECTION 13                        REPRESENTATIONS CONTRARY TO THE PLAN

No employee, officer, or director of the Company has the authority to alter, vary or modify the terms of the Plan except by means of an authorized written amendment to the Plan. No verbal or written representations contrary to the terms of the Plan and its written amendments shall be binding upon the Plan, the Plan Administrator or the Company.

SECTION 14                                                                        COMPLIANCE WITH CODE SECTION 409A

Notwithstanding any other provision of the Plan to the contrary, the terms of the Plan shall be deemed to be amended to comply with the requirements of Code Section 409A to avoid taxation under Code Section 409A(a)(1). The Plan Administrator, in its sole discretion, shall determine the requirements of Code Section 409A applicable to the Plan and shall interpret the terms of the Plan consistently therewith. Under no circumstances, however, shall the Company have any liability to any person for any taxes, penalties or interest due on amounts paid or payable under the Plan, including any taxes, penalties or interest imposed under Code Section 409A(a)(1), except as provided in Section 3(c).

SECTION 15                        NO EMPLOYMENT RIGHTS

The Plan shall not confer employment rights upon any person. No person shall be entitled, by virtue of the Plan, to remain in the employ of the Company and nothing in the Plan shall restrict the right of the Company to terminate the employment of any eligible employee at any time.

SECTION 16                        COMPANY INFORMATION

Eligible employees may have access to Company Information. Recognizing that the disclosure or improper use of such Company Information will cause serious and irreparable injury to the Company, as a condition of receiving Severance Pay and Severance Benefits eligible employees with such access acknowledge that (i) they will not at any time, directly or indirectly, disclose Company Information to any third party or otherwise retain or use such Company Information for their own benefit or the benefit of others, (ii) if they disclose or improperly use any Company Information, the Company shall be entitled to apply for and receive an injunction to restrain any violation of this paragraph, and (iii) eligible employees shall be liable for any damages the Company incurs, including litigation costs and reasonable attorneys’ fees.

“Company Information” shall mean any confidential, financial, marketing, business, technical or other information, including, without limitation, information that the eligible employee prepared, caused to be prepared, received in connection with and/or contemporaneous with his or her employment with the Company, such as information provided by customers that is not generally known in the industry, objective and subjective evaluations of management, transactions or proposed transactions, trade secrets, personnel information and marketing methods and techniques. The term “Company Information” specifically excludes information that is generally known in the industry (except when known based upon the eligible employee’s actions in contravention of this provision) or that is otherwise publicly available.

SECTION 17                        CONFIDENTIALITY

Eligible employees are prohibited from disclosing the existence of this Plan and its terms and conditions, to any other past, present or future employees of the Company, or to any other person, except (and in such cases, only to the extent necessary) to the eligible employee’s immediate family, attorneys, accountants, financial advisors, lending institutions, federal, state or local taxing authorities, or as otherwise required by law, or for the enforcement of the Plan terms.

SECTION 18                        PLAN FUNDING

No eligible employee shall acquire by reason of the Plan any right in or title to any assets, funds, or property of the Company. Any Severance Pay or Severance Benefits that become payable under the Plan are unfunded obligations of the Company and shall be paid from the general assets of the Company. No employee, officer, director or agent of the Company guarantees in any manner the payment of Severance Pay or Severance Benefits.

SECTION 19                        APPLICABLE LAW

The Plan shall be governed and construed in accordance with ERISA and in the event that any reference shall be made to State law, the internal laws of the State of New York shall apply.

SECTION 20                        SEVERABILITY

If any provision of the Plan is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.

SECTION 21                        PLAN YEAR

The ERISA plan year of the Plan shall be the calendar year.

SECTION 22                        RETURN OF COMPANY PROPERTY

All Company property (including keys, credit cards, identification cards, office equipment, portable computers and cellular telephones) and Company Information (including all copies, duplicates, reproductions or excerpts thereof) must be returned by the eligible employee as of his or her separation date in order for such eligible employee to commence receiving Severance Pay and Severance Benefits under the Plan.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD

By:
Its:

Attachment I to

Financial Security Assurance Holdings Ltd. Severance Policy for Senior Management

WAIVER AND RELEASE AGREEMENT

(1)  Waiver and Release, Etc. In consideration for the Severance Pay and Severance Benefits to be provided to me under the terms of the FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. SEVERANCE POLICY FOR SENIOR MANAGEMENT (hereinafter, the “Plan”), I, on behalf of myself and my heirs, executors, administrators, attorneys and assigns, hereby waive, release and forever discharge FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. (hereinafter, the “Company”) and the Company’s parent, subsidiaries, divisions and affiliates, whether direct or indirect, its and their joint ventures and joint venturers (including its and their respective directors, officers, associates, employees, shareholders, partners and agents, past, present and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, claims or liabilities of any kind which have or could be asserted against the Releasees arising out of or related to my employment with and/or separation from employment with the Company and/or any of the other Releasees and/or any other occurrence up to and including the later of the date of this Agreement and the date of termination of employment with the Company and/or any of the other Releasees, including but not limited to:

(a)  claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended (the “ADEA”), the Employee Retirement Income Security Act, as amended, the Rehabilitation Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, and/or any other federal, state, municipal, or local employment discrimination statutes (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

(b)  claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or

(c)  any other claim whatsoever including, but not limited to, claims for severance pay, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to my employment with and/or separation from employment with the Company and/or any of the other Releasees, but excluding the right to file an administrative charge or participate in an investigation conducted by the Equal Employment Opportunity Commission (the “EEOC”), any claims that I may make under state workers’ compensation or unemployment laws, and/or any claims that by law I cannot waive. I am waiving, however, any right to monetary recovery should the EEOC or any other agency pursue any claim on my behalf. I further waive, release, and discharge the Company and/or any of the other Releasees from any reinstatement rights that I have or could have and I acknowledge that I have not suffered any on-the-job injury for which I have not already filed a claim. I also agree never to sue the Company and/or any of the Releasees on the basis of any and all claims of any type to date arising out of any aspect of my employment with and/or separation from employment with the Company and/or any of the Releasees, except for a claim under the ADEA, including a challenge to the validity of this Agreement under that law. I understand that this Agreement includes a release of all known and unknown claims arising up to and including the date of this Agreement.

(2)  Company Information. I acknowledge that I may have access to certain confidential and other information of the Company, referred to in the Plan as “Company Information”. Recognizing that the disclosure or improper use of Company Information may cause serious and irreparable injury to the Company, I agree that I will not at any time, directly or indirectly, disclose Company Information or use Company Information for my own benefit or the benefit of any other party except as permitted under the Plan.

(3)  Cooperation; Return of Company Property. I agree to cooperate with the Company with respect to providing information with respect to matters with which I was involved at the time of my termination of employment and to cooperate, at the expense of the Company, in the defense or pursuit by the Company of, or response by the Company to, any litigation, investigation or dispute relating to matters in which I participated during my term of employment with the Company. I agree to return to the Company all Company property in my possession as promptly as practicable, including, without limitation, any keys, credit cards, documents and records, identification cards, office equipment, portable computers, mobile telephones and parking permits.

(4)  Consequences of Breach. In the event that I breach this Agreement by violating any of the provisions of paragraph (1), (2) or (3), I acknowledge that (a) the Company shall be entitled to apply for and receive an injunction to restrain any violation of such paragraphs, (b) I shall be required to pay the Company’s and/or any of the Releasees’ litigation costs and expenses, including reasonable attorneys’ fees, associated with defending against my lawsuit and (c) I shall be obligated to repay to the Company eighty percent (80%) of the Severance Pay already paid to me and to forfeit eighty percent (80%) of the Severance Pay not yet paid to me. Such repayment and/or forfeiture shall not affect the validity of this Agreement.

(5)  Offset. I understand that, in the event I become employed during the severance period, due and unpaid Severance Pay will be offset by an amount equal to fifty percent (50%) of the compensation received by me from the new employment during the severance period (including employment as a consultant or self-employed), and, if employed with another employer, Severance Benefits shall cease. I agree to refund any amounts paid by the Company as Severance Pay that exceed the amount of Severance Pay payable to me under the Plan giving effect to the offset referred to in the preceding sentence. I further agree to provide to the Company prompt notice of the commencement of any such new employment.

(6)  Other Plans. I understand that this Agreement will not limit any of my rights or obligations in respect of any Company sponsored plans, each of which has its own provisions governing the rights of employees thereunder in respect of which I agree to remain bound, except that I hereby waive, release and shall not assert in any forum any claim or right arising out of or in connection with my termination of employment on the basis that such termination interfered with attainment of any rights under such a plan or was otherwise discriminatory or illegal. The foregoing plans include the Company’s pension plans (Money Purchase Plan and Supplemental Executive Retirement Plan), Cash or Deferred Plan (401(k) plan), home computer program, cafeteria plan (“flex plan”), medical plans, Supplemental Restricted Stock Plan, 1993 Equity Participation Plan and Deferred Compensation Plan. I understand that, for purposes of determining my rights under the foregoing plans, my employment with the Company will be deemed to have been terminated by the Company without cause.

(7)  Review and Revocation Periods. I acknowledge that I have been given at least twenty-one (21) days to consider this Agreement thoroughly and I was encouraged to consult with my personal attorney, if desired, before signing below. I understand that I may revoke this Agreement within seven (7) days after its signing and that any revocation must be made in writing and submitted within such seven (7) day period to the Plan Administrator. I understand that this Agreement will not be effective or enforceable until after this seven (7) day period. I further understand that if I revoke this Agreement, I shall not receive Severance Pay and Severance Benefits under the Plan.

(8)  Severability. I agree that if any provision of this Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Agreement shall continue in full force and effect.

(9)  Governing Law. This Agreement is deemed made and entered into in the State of New York, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of New York, to the extent not governed by federal law. Any dispute under this Agreement shall be adjudicated by a court of competent jurisdiction in the State of New York.

The undersigned hereby acknowledges and agrees that he or she has carefully read and fully understands all the provisions of this Agreement and has voluntarily entered into this Agreement by signing below as of the date set forth below.

(Print name)

(Signature)	(Date)